EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST V
MERRILL LYNCH PREFERRED FUNDING V, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED June 30, 2013		FOR THE THREE MONTHS ENDED June 30, 2012
	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.
Earnings	$15,948	$18,580	$15,948	$18,578
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	15,470	15,948	15,470	15,948
Total combined fixed charges and preferred securities distribution requirements	$15,470	$15,948	$15,470	$15,948
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.16

	FOR THE SIX MONTHS ENDED June 30, 2013		FOR THE SIX MONTHS ENDED June 30, 2012
	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.
Earnings	$31,897	$37,160	$31,897	$37,156
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	30,940	31,897	30,940	31,897
Total combined fixed charges and preferred securities distribution requirements	$30,940	$31,897	$30,940	$31,897
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.16